EXHIBIT 8.29

       MANAGEMENT AGREEMENT WITH OPTION TO PURCHASE ZONECABLING.COM, INC.

         THIS MANAGEMENT and OPTION TO PURCHASE AGREEMENT ("Agreement") is made and effective as of March 27, 2001 between AMERICAN ACCESS TECHNOLOGIES, INC., a Florida corporation (the "Corporation"), and BOBBY STORY an individual ("Executive Employee" or "Executive") and/or his assigns.

         WHEREAS, the Corporation is seeking management and eventual sale of its subsidiary, Zonecabling.com, Inc., a Florida Corporation, and Executive Employee is seeking to manage said subsidiary with intent to purchase,

         THEREFORE, in consideration of the premises and covenants herein set forth, it is agreed as follows:

         1. Employment. Corporation hereby names Executive Employee as Manager of Zonecabling.com, Inc., and Executive Employee accepts such management position on the terms and conditions set forth herein.

                  1.1 Executive Employee covenants to perform in good faith his employment duties as outlined herein, devoting his time, energies and abilities to the proper and efficient management of the business of the Corporation's subsidiary, Zonecabling.com, Inc.

                  1.2 Executive Employee shall be an employee with such right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Corporation's subsidiary, Zonecabling.com, but shall indemnify Corporation from any debts or obligations incurred under this section pursuant to the subsidiary's operational expenses incurred by Executive. No provision of this Agreement shall be construed to preclude Executive Employee from engaging in any activity whatsoever, including, without limitation receiving compensation for managing other corporations, or acting as advisor to or participant in any corporation, partnership, trust or other business entity or from receiving compensation or profit therefore.

         2. Term of Employment. Subject to the provisions set forth herein, the term of Executive's employment hereunder shall continue through the earlier of Executive exercising his option to purchase Zonecabling.com, Inc., or December 31, 2002.

         3. Consistent with the management of a Business to Business e-commerce site, including maintenance of consolidated balance sheets. Executive shall pay operating expenses and indemnify the Corporation for any net losses incurred by Zonecabling.com, Inc. Executive has no authority to incur any liability whatsoever for American Access Technologies, Inc. For any contractual liability exceeding $1,000, or 30 days, or any implied liability in the same amount or duration, incurred for Zonecabling.com, Executive agrees to secure the written consent of an officer of American Access.

         4. At such time as Executive exercises the option to purchase Zonecabling.com, he will incur all additional responsibilities and duties of the business, including assumption of the contract for the T-1 Data Line. Prior to purchase, the Corporation will be responsible for payment under the terms of the T-1 Data Line contract until its expiration.

         5. Corporation's Duties The Corporation shall provide one generator, installed with enclosure and exhaust system, and operational; one server valued at $8,000 to be paid from the proceeds at purchase, and agreed upon for the completion of the Zonecabling.com website; American Access product at a price equal to that extended to other distributors such as Anixter. At such time as Executive exercises the option to purchase Zonecabling.com, said generator, servers, software, and product pricing shall be included in the purchase price.

         6. Compensation. For all services he may render to the Corporation during the term of this Agreement, including services as officer and director of Zonecabling.com, Inc., Executive shall receive the following compensation:

                  6.1 Upon execution of this agreement, American Access agrees to issue to executive 213,333 options to purchase the common stock of the Corporation, at an exercise price of $2.25, the underlying shares to be registered by Form S-8 with the Securities and Exchange Commission within 30 days. If unexercised, the options shall expire at the expiration date of this agreement, December 31, 2002.

                  6.2 (a) The Corporation agrees to pay to the Executives 25% of the net profits of Zonecabling.com, Inc. ("Net Profits") for fiscal year 2001 and 2002, the term of this Agreement or until Executive exercises his option to purchase Zonecabling.com. The balance of net profits shall belong to the Corporation. Upon exercise of the option to purchase the business, all profits will come due to Executive.

                          (b) The Net Profits of Zonecabling.com shall be
                           determined by the independent public accountants regularly retained by the Corporation, in accordance with generally accepted accounting principles consistently applied, and their determination shall be final and conclusive. Such Net Profits shall be determined after eliminating all capital gains and losses and deducting all proper expenses and charges on income.

         7. Option to Purchase Business At any time up to, including, or before December 31, 2002, Executive shall have the right to purchase all the outstanding common stock of Zonecabling.com, Inc. from the Corporation for the sum of $500,000, at which time all rights and duties of the Corporation pursuant to Zonecabling.com shall be assigned and delegated to Executive as his own. In any event, when the common stock price of American Access reaches $6.75 per share, Executive shall exercise in full said options in full and he will be required to purchase Zonecabling.com for $500,000, in addition to mandatory repayment of a $200,000 Promissory Note hereby incorporated by reference. If mandatory conversion occurs prior to May 12, 2001, the $500,000 purchase price and $200,000 owed the Company immediately will be placed in escrow with a closing date to be set on or after May 12, 2001.

         8. Termination. The employment of Executive may be terminated at any time by:

                  (i)      Mutual agreement with 30 days notice; or

                  (ii) Action of the Board of Directors, on thirty days' prior written notice, in the event of illness or disability of Executive resulting in failure to discharge his duties under this Agreement for ninety or more consecutive days or for a total of one hundred eighty or more days in a period of twelve consecutive months; or

                  (iii) Action of the Board of Directors, if it shall be established that Executive is in material default in the performance of his obligations, services or duties hereunder (other than for illness or incapacity) and the Corporation suffers irreparable harm by the actions of Executive, or if Executive has materially breached any provision of this Agreement and such default or breach has continued for ninety or more consecutive days or for a total of one hundred days (180) days in a period of twelve consecutive months, and Corporation has extended written notice of such non-performance or breach and a period of 30 days to effect a cure.

         9. Trade Secrets. Executive agrees that he will not, during or after the termination of this employment with the Corporation, furnish or make accessible to any person, firm, corporation or any other entity any trade secrets, technical data, customer list, sales representatives, or know-how acquired by him during the term of his employment with the Corporation which relates to the business, practices, methods, processes, programs, equipment or other confidential or secret aspects of the business of the Company, or its subsidiaries or affiliates or any portion thereof, without the prior written consent of the Corporation, unless such information shall have become public knowledge, other than being divulged or made accessible by Executive.

         10. Non-disclosure. During the term of his employment and for two (2) years after its termination, Executive will not, directly or indirectly, disclose the names of the Corporation's customers, prospects or sales representatives or those of its subsidiaries and affiliates or attempt to influence such customers or representatives to cease doing business with the Company or its subsidiaries or affiliates.

         Executive shall communicate and make known to the Corporation all knowledge possessed by him which he may legally impart relating to any methods, developments, designs, processes, programs, services, and ideas which concern in any way the business or prospects of the Corporation and its subsidiaries and affiliates from the time of entering their employment until the termination thereof.

         11. Conflict of Interest. Executive agrees that during the term of his employment and any extensions thereof, he will comply with the policy of the Corporation with respect to the Corporation entering into, directly or indirectly, any transactions with any business organization or other entity in which he or any member of his family has a direct or indirect interest.

         12. Change in Control. In the event of a Change in Control, in which the Company merges or is acquired by another Company, notwithstanding whether American Access is or is not the surviving Company, this agreement shall remain in effect, including the duty by Executive to exercise his option to purchase subsidiary Zonecabling.com, Inc. through December 31, 2002 once the common stock reaches $6.75 per share and the duty of Corporation to sell it to Executive.

         13 Miscellaneous.

                  13.1 The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

                  13.2 Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation, at the address of its principal place of business, and any notice to be given to Executive shall be addressed to him at his home addresses last shown on the records of the Corporation, or such other addresses as either party may hereafter designate in writing to the other. Any notice shall be deemed duly given when mailed by registered or certified mail, postage prepaid, as provided herein.

                  13.3 The provisions of the Agreement are severable, and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

                  13.4 The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Corporation.

                  13.5 This Agreement supersedes all prior agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AMERICAN ACCESS TECHNOLOGIES, INC.


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JOHN PRESLEY


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BOBBY STORY